Exhibit 99.1

CONTACT:	Greg Petersen
804 Las Cimas Parkway, Suite 200
Austin, Texas 78746
(512) 328-2300

COOPERATIVE COMPUTING, INC. COMMENCES TENDER OFFER AND
CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

     AUSTIN, TEXAS, May 30, 2003 – Cooperative Computing, Inc. (CCITRIAD) announced today that it has commenced a tender offer for any and all of its $100 million aggregate principal amount of 9% Senior Subordinated Notes due 2008. In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments to the indenture governing the notes.

     The purchase price of 100% of the principal amount of the notes will be paid for notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. The tender offer is scheduled to expire at 11:59 p.m., New York City time on June 26, 2003, unless extended. Noteholders who provide consents to the proposed amendments will receive a consent payment of $22.50 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on June 12, 2003, unless such date is extended. The total consideration for notes tendered with consents and not withdrawn prior to the expiration of the consent period will be $1,022.50 per $1,000 principal amount of notes tendered.

     The obligations to accept for purchase and to pay for notes in the tender offer is conditioned on, among other things, the following:

•	there being validly tendered and not validly withdrawn a majority in aggregate principal amount of the outstanding notes,

•	the execution of a supplemental indenture to the indenture governing the notes, following receipt of consents to the proposed amendments from the holders of not less than a majority in aggregate principal amount of outstanding notes, and

•	there being available from the anticipated offering of senior notes by CCITRIAD, all of the financing necessary to fund the payment of the aggregate consideration payable for the notes and for the consents duly delivered.

     CCITRIAD has retained JPMorgan to serve as the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Wells Fargo Bank Minnesota, N.A. is acting as the depositary in the tender offer and consent solicitation.

     CCITRIAD is an industry leader in enterprise systems and information services for the automotive aftermarket, and hardlines and lumber industries. Headquartered in Austin, TX, the company has operations in Livermore, CA, Denver, CO, Canada, France, Ireland and the UK.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements as to industry trends, future economic performance, availability of financing, products or service line growth, and customer relations information. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to those risks and uncertainties identified in Cooperative Computing, Inc.’s most recent Annual Report on Form 10-K, which has been filed with the United States Securities and Exchange Commission. Cooperative Computing, Inc. assumes no duty to update information contained in this document at any time.